EXHIBIT 10.2

Execution Version

SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 14th day of May,  2015, by and between 3D Systems, Inc, a California corporation (the “Company”), and David Styka (the “Executive”).

WITNESSETH:

WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management; and

WHEREAS, the Company desires to provide Executive with certain benefits if Executive’s employment is terminated involuntarily under certain circumstances or he resigns for particular reasons; and

WHEREAS, the Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but rather, is intended to satisfy the short-term deferral exemption under Treasury Regulation (“Treas. Reg.”) §1.409A-l(b)(4) and/or the separation pay exemption under Treas. Reg. §1.409A-1(b)(9); and

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.       EMPLOYMENT AT WILL

This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates.  Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

As of the date hereof, this Agreement is intended to, and shall, supersede and replace in its entirety any prior severance agreement and the severance obligations contained in any employment letter agreement between Executive and the Company (or a predecessor to the Company).

2.       DEFINITIONS.  For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1.       “Board” or “Board of Directors”.  The Board of Directors of 3D Systems Corporation, or its successor.

2.2.       “Cause”.  The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

a.       If termination shall have been the result of an act or acts by the Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

b.       If termination shall have been the result of an act or acts by the Executive which are determined in the good faith judgment of the Board to be in violation of law or of written policies of the Company and which result in material injury to the Company;

c.       If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Company; or

d.       Upon the continued failure by the Executive substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and such failure results in material injury to the Company.

If Executive’s employment is terminated for any reason, the supervising executive to whom Executive directly reports (the “Supervising Executive”) shall make an initial determination whether or not the termination was for Cause.  If the Supervising Executive determines that the termination was for Cause, then, within ten (10) days of such termination, the Company shall provide written notice to the Executive indicating that the termination was for Cause and noting that benefits will not be made available to the Executive pursuant to this Agreement.

2.3.        “Disability’’.  Disability means the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the plan administrator, the Executive must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

2.4.       “Good Reason”.  A “Good Reason” for termination by Executive of Executive’s employment with the Company shall mean the occurrence during the Agreement, without Executive’s express consent, of any of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act, or failure to act, is given by Executive to the Company:

a.       A material diminution in the Executive’s base salary;

b.       A demotion of Executive that materially reduces his authority, duties, or responsibilities; or

c.       A  material  change  in the  geographic  location  at which  the Executive must perform his services, which is defined, for purposes of this paragraph, as requiring the Executive to be based more than 50 miles from the primary workplace where Executive was based immediately prior to the material change.

A termination by the Executive will only constitute a termination for Good Reason if the Executive provides the Company with notice within ninety (90) days of the initial existence of one of the events outlined in this Section and the Company is provided thirty (30) days in which to remedy the event and not be required to pay the amount due under this Agreement if the event is so remedied. If the Company fails to remedy the Good Reason circumstances specified in such notice to the reasonable satisfaction of Executive within such thirty (30) day cure period, Executive may exercise his right to terminate his employment for Good Reason within the thirty (30) day period following the expiration of the Company’s thirty (30) day cure period.  Executive’s failure to terminate his employment within such thirty (30) day period shall nullify Executive’s right to terminate his employment for Good Reason based on the circumstances specified in Executive’s written notice to the Company.

2.5.        “Section 409A”.  Section 409A of the Code and the regulations and rulings thereunder.

3.       SCOPE OF AGREEMENT

This Agreement provides for the payment of compensation and benefits to Executive in the event his employment (i) is involuntarily terminated by the Company without Cause, or (ii) is terminated by Executive for Good Reason.  If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment (other than for Good Reason), this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement, deferred compensation, or other plan or program maintained by the Company.

The severance pay and benefits provided for in Section 4 herein shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement for a termination of employment covered by such circumstances.

4.       BENEFITS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EXECUTIVE

If Executive’s employment is involuntarily terminated by the Company without Cause (and such termination does not arise as a result of Executive’s death or Disability), or if Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the compensation and benefits described below, provided that Executive, as described in Section 4.4, executes a valid release of claims in such form as may be required by the Company.

With the exception of the applicable COBRA premiums provided under Section 4.2, those payments described in this Article 4 that exceed two times the lesser of: (1) the amount of the Executive’s annualized compensation based upon the annual rate of pay the Executive received from the Company in the year preceding the year of the Executive’s termination, adjusted for any increase in compensation that the Executive would have expected to receive had the Executive not separated from service with the Company, and as defined under Treasury Regulation §1.409A-1(b)(9)((iii)(A)(1); or (2) the maximum amount that may be taken into account for a qualified plan under Code Section 401(a)(17) for the year in which Executive’s termination of employment occurs shall be paid, on a ratable basis, not later than 2 1/2 months after the end of the year in which Executive’s termination of employment occurs.

4.1.       Severance Payment.  The Company will pay Executive up to an amount equal to one (1) year of Executive’s salary at the time of termination (“Separation Pay”).  Separation Pay shall be payable to Executive for six (6) months following Executive’s termination of employment (“Initial Severance Period”) and up to an additional six (6) months thereafter so long as Executive has not accepted new employment (“Subsequent Severance Period” and together with the Initial Severance Period, the “Severance Period”).  Executive shall certify to the Company on the first day of each month during the Subsequent Severance Period that he has not accepted new employment.  If Executive fails to provide such certification or obtains new employment during the Subsequent Severance Period, no further severance payments will be made, and the Severance Period shall end.  Payment of Separation Pay will be made at the same time as wages are paid to active employees in Executive’s job classification in equal payments over a period of up to 12 months as described above, beginning on the first practicable regular pay day following Executive’s execution of Exhibit A to this Agreement and expiration of the seven (7) day revocation period described therein.

4.2.       Health Care.  The Company shall provide the following health care benefits to the Executive:

a.       if the Executive shall elect to continue medical coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the difference between the applicable premium for COBRA continuation coverage and the active employee monthly premium cost until the earliest of: (a) the date on which the Executive is eligible to participate in another medical plan, (b) the first day of the month for which the Executive fails timely to remit the Executive’s portion of the premium, or (c) the end of the Severance Period. Executive shall be responsible for the timely and proper election of COBRA continuation coverage for Executive and Executive’s eligible dependents.  Executive will be billed monthly for the continued medical coverage under COBRA and the Executive’s failure timely to pay Executive’s portion of the COBRA premium shall terminate the COBRA coverage and the Company’s obligations under this Section 4.2(a).

4.3.       Other Benefits.    All other fringe benefits provided to Executive as an active employee of the Company shall cease on the date of termination of his employment,

provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his date of termination of employment or when such coverages otherwise cease at the end of the Severance Period.  The terms and conditions regarding any incentive, stock or other equity awards shall be in accordance with the applicable plan documents.

4.4.       Release of Claims.  To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign a release of claims substantially in the form attached hereto as Exhibit A.  No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release.  If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

4.5.       409A Compliance.  Nothing in this Agreement is intended to provide for the deferral of compensation within the meaning of Code Section 409A.  All payments hereunder are intended to satisfy the short-term  deferral exemption under Treas. Reg. §1.409A-1(b)(4) and/or the separation pay exemption under Treas. Reg. §1.409A-1(b)(9), as may be amended.  Notwithstanding the foregoing, in the event that it is determined that this Agreement, or any portion hereof, is subject to Code Section 409A, the parties shall amend this Agreement in any manner necessary to comply with the requirements of Code Section 409A, and shall implement, carry out and administer this Agreement in a manner that complies with any applicable requirements of Code Section 409A.

5.       CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

5.1.       Purpose and Reasonableness of Provisions.  Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information and Trade Secrets (as defined in Sections 5.11(a) and 5.11(b) respectively) which could be used by a competitor of the Company to the Company’s substantial detriment.  Moreover, the parties recognize that Executive, during the course of his employment with the Company, has and will develop important relationships with customers and others having valuable business relationships with the Company.  In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 5 and Exhibit B to the Agreement are reasonably necessary to protect the Company’s legitimate business interests and good will.

5.2.       Proprietary Rights.    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company.  The Executive must (1) immediately disclose to the Company all Confidential Information and Trade Secrets developed, conceived, received or disclosed, in whole or in part, by or to the Executive while Employed by the Company; (2) assign to the Company any right, title, or interest Executive may have in such Confidential Information and Trade Secrets, and (3) at the request and expense of the Company, do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the ownership by, and rights of, the Company in such Confidential Information and Trade Secrets, including, without limitation, providing full cooperation in litigation and other proceedings to establish or protect such right.  The Executive agrees that any copyright in the expression of such Confidential Information or Trade Secrets shall be the property of the Company, and that any patent rights and any invention or novel devices or processes developed by the use of such Confidential Information or Trade Secrets shall be the exclusive property of the Company.

5.3.       Trade Secrets and Confidential Information.  During the term of employment and for a period of (i) three (3) years thereafter for Confidential Information that is not a trade secret under South Carolina law or (ii) until the Confidential Information that is a trade secret under South Carolina law ceases to qualify as such, Executive agrees that he shall protect any such Confidential Information and shall not, except in connection with the performance of his remaining duties for the Company and as provided herein, disclose or otherwise copy, reproduce, use, distribute or otherwise disseminate any such Confidential Information, or any physical embodiments thereof, to any person or entity.  Executive further agrees that he shall not, except in connection with the performance of his remaining duties for the Company and otherwise provided herein, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any Trade Secrets, or any physical embodiments thereof, to any person or entity.  Executive will, in no event, take any action causing, or fail to take any action necessary in order to prevent any Confidential Information or Trade Secrets disclosed to or developed by Executive to lose their character as such; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction.  Further, nothing in this Section or any other provision or agreement should be interpreted to prohibit the good faith reporting of violations of law or regulations to any governmental agency or entity or otherwise cooperating in a governmental investigation.  Executive’s obligations under this Section 5.3 shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information or Trade Secrets with the prior written consent of the Chief Executive Officer.

The Executive attests that, during his employment with the Company, he has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company, which was supplied to Executive confidentially or which Executive should reasonably know to be confidential, to any person, organization or entity other than the Company without the written approval of such person, organization or entity.

Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the duties of Executive under then applicable South Carolina law relating to Trade Secrets.

5.4.       Return of Confidential Information and Trade Secrets; Return of Property.  Upon request by the Company and, in any event, upon termination of the employment of the Executive with the Company for any reason, Executive will promptly deliver to the Company all property  belonging  to  the  Company,  including  but  without  limitation,  all  Confidential Information and Trade Secrets and all embodiments thereof, all

Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control.  Executive’s obligations under this Section 5.4 shall survive any expiration or termination of this Agreement.

5.5.       Inventions.    The Executive does hereby assign to the Company the entire right, title and interest in any Invention (as defined in Section 5.11(d) below) which is made, conceived, either solely or jointly with others, during employment with the Company.  The Executive agrees to promptly disclose to the Company all such Inventions.  The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will, at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

5.6.       Non-Competition.  The Executive agrees to comply with the non-competition restrictions attached hereto as Exhibit B.  The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on behalf of the Company.  If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit B hereto reflecting such material change at the Company’s request.

5.7.       Non-Solicitation of Customers/Suppliers.  The Executive agrees to comply with the non-solicitation of customers/suppliers restrictions attached hereto as Exhibit B.

5.8.       Non-Solicitation of Employees.    The Executive agrees to comply with the non-solicitation of employees restrictions attached hereto as Exhibit B.

5.9.       Injunctive Relief.  Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Section 5 and/or Exhibit B to the Agreement, his actions may cause irreparable harm and damage to the Company which could not be compensated by damages alone.  Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 5 and/or Exhibit B to the Agreement, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company may have.  Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Section 5 and/or Exhibit B to the Agreement.

5.10.       Provisions Severable.  If any provision in this Section 5 and/or Exhibit B to the Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provisions of this Agreement, but such other provisions shall remain in full force and effect.  Each and every provision, paragraph and subparagraph of this Section 5 and

Exhibit B to the Agreement is severable from the other provisions, paragraphs and subparagraphs and constitutes a· separate and distinct covenant.

5.11.       Definitions.  For purposes of this Section 5, the following definitions shall apply:

a.        “Confidential Information” means:

(i)       information relating to the Business of 3D Systems (as defined in Exhibit B hereto) (A) which Executive develops, helps develop in conjunction with others, creates, or becomes aware as a consequence of or through Executive’s employment with the Company or any other arrangement or relationship with the Company; (B) which has value to the Company, actual or potential, from not being generally known by others who can obtain economic value from its disclosure or use (whether or not such material or information is marked “confidential”).  For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data.  Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

(ii)       Confidential Information shall not include:

(A)       Information generally available to the public other than as a result of improper disclosure by Executive;

(B)       Information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company);

(C)       Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

(D)       Information obtained in filings with the Securities and Exchange Commission.

b.        “Trade Secrets” includes Confidential Information constituting a trade secret under South Carolina law.

c.        “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by Executive concerning any business, transaction or potential transaction within the Company’s Business that constitutes or may constitute an opportunity for the Company to earn a fee or income, which are opportunities in which the Company has gained a legal or equitable interest or expectancy growing out of a preexisting right or relationship with a current or prospective customer, specifically including those relationships that were initiated, nourished or developed at the Company’s expense.  All ideas, concepts and information concerning any Business Opportunity shall constitute Confidential Information (as defined in paragraph (a) above).

d.        “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the Company’s Business, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time.

e.        “Company’s Business” shall have the meaning provided on Exhibit B.

6.       MISCELLANEOUS

6.1.       Contract Non-Assignable.  The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.2.       Non-Disparagement.  During his employment and for a period of two (2) years, Executive agrees not to disparage the Company, its related entities, its officers, employees or its customers (nothing herein prevents the Executive from good-faith reporting or participating in a government investigation).

6.3.       Successors; Binding Agreement.

a.       In addition to any obligations imposed by law upon any successor to the Company, the Company  will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b.       This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.4.       Provisions Severable.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.5.       Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.6.       Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.7.       Governing Law.  The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of South Carolina.

6.8.       Cooperation.  In exchange for the Separation Benefits and other good and valuable consideration set forth herein, Executive agrees to make himself reasonably available to and to cooperate with the Company’s representatives in connection with any actual or threatened litigation and/or administrative proceeding(s) involving the Company in which Executive is potentially a material witness.  Executive further agrees to cooperate reasonably with any future internal Company investigations and to provide, at the Company’s request, truthful testimony at such time(s) and place(s) as may be mutually agreed upon by Executive and the Company; provided, however, that if Executive incur any costs reasonably associated with Executive’s participation in such an investigation or testimony, the Company will reimburse reasonable costs upon Executive’s timely submission of supporting documentation.

Executive agrees not to make any statements or respond to inquiries from the press or other third parties regarding the Company and agrees not to voluntarily participate in any proceeding, litigation or arbitration against the Company except as permitted by this Agreement.  Should Executive receive an enforceable subpoena or an enforceable court order seeking to compel Executive to participate in any such action, Executive agrees to provide the Company with prompt notice delivered to the Company’s Chief Legal Officer, within two (2) days after receipt by Executive, providing the Company with the opportunity to object to and/or to be present at or participate in the action.  Nothing in this Paragraph shall require Executive to disobey a final court order or other final enforceable order, and nothing in this Agreement should be interpreted as prohibiting the good faith reporting of any violations of law or regulation to any governmental agency or entity or otherwise cooperating in a governmental investigation.

6.9.       Disputes.

a.       Except as to a request for a temporary or preliminary injunction or similar equitable relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by the American Arbitration Association (“AAA”).  The arbitration shall be conducted by one arbitrator either mutually agreed upon by Executive and the Company or chosen in accordance with the AAA rules.  The place of arbitration shall be the City of Charlotte, North Carolina.  Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

3D SYSTEMS, INC.

By:	/s/ Andrew M. Johnson
Andrew M. Johnson
Executive Vice President, Chief Legal Officer

May 14, 2015
[Date]

Executive:

/s/ David Styka
David Styka

May 14, 2015
[Date]

EXHIBIT 10.2

Execution Version

EXHIBIT A

TO

SEVERANCE AGREEMENT

GENERAL RELEASE

a)        Released Claims: The undersigned Executive of 3D Systems, Inc. (the “Company”), having entered into that certain 3D Systems, Inc. Severance Agreement dated _________ (the “Agreement”), which Agreement is expressly incorporated herein by reference, hereby enters into the following General Release effective as of the date listed below.  This General Release must be executed and returned to 3D Systems, Inc., without modification, within thirty (30) days of the date of the termination of Executive’s employment in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

Executive hereby irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he may now have against the Released Parties listed in Section (b), below, except that he is not releasing any claim that relates to: (1) his right to enforce this General Release; (2) any rights or claims that arise after the execution of this General Release; or (3) any rights or claims that he cannot lawfully release.  Subject only to the exceptions just noted, Executive is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this General Release.  Executive understands that the claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; South Carolina anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin;  and  any  other  federal,  state,  or  local  laws  prohibiting  employment discrimination or retaliation.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section (a), above, of this General Release): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Executive’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Executive is releasing.

b)        Released Parties: The Released party/parties is/are 3D Systems, Inc., all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).

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c)        Unknown Claims: Executive understands that he is releasing the Released Parties from claims that he may not know about as of the date of the execution of this General Release, and that is his knowing and voluntary intent even though Executive recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this General Release.  Nevertheless, Executive is expressly assuming that risk and agrees that this General Release shall remain effective in all respects in any such case.  Executive expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims Executive understands the significance of doing so.  If Executive resides in California, Executive hereby expressly waives the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Moreover, this Release does not extend to those rights which, as a matter of law, cannot be waived, including but not limited to, unwaivable rights that Executive may have under the California Labor Code.

d)        Ownership of Claims: Executive represents and warrants that he has not sold, assigned or transferred any claim he is purporting to release, nor has he attempted to do so.  Executive expressly represents and warrants that he has the full legal authority to enter into this General Release for himself and his estate, and does not require the approval of anyone else.

e)        Pursuit of Released Claims: Executive represents that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this General Release purports to waive, and he promises never to file or prosecute any lawsuit, complaint, or charge based on such claims.  This provision shall not apply to any non-waivable charges or claims brought before any governmental agency.  With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his behalf, either individually or as part of any class or collective action.

f)        FMLA and FLSA Rights Honored: Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended.  Executive has no pending request for FMLA leave with Employer; nor has Employer mistreated Executive in any way on account of any illness or injury to Executive or any member of Executive’s family.  Executive further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

g)        ADEA Release Requirements Have Been Satisfied: Executive understands that this General Release has to meet certain requirements to validly release any ADEA claims Executive might have had, and Executive represents and warrants that all such requirements have been satisfied.  Executive acknowledges that, before signing this

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General Release, he was given at least twenty-one (21) days to consider this General Release.  Executive further acknowledges that: (1) he took advantage of as much of this period to consider this General Release as he wished before signing it; (2) he carefully read this General Release; (3) he fully understands it; (4) he entered into this General Release knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this General Release is in writing and is understandable; (6) in this General Release, Executive waives current ADEA claims; (7) Executive has not waived future ADEA claims; (8) Executive is receiving valuable consideration in exchange for execution of this General Release that he would not otherwise be entitled to receive such consideration; and (9) Employer advises and encourages Executive in writing to discuss this General Release with his attorney (at his own expense) before signing it, and that he has done so to the extent he deemed appropriate.

h)        Revocation: For a period of at least seven (7) days following the execution of this General Release, Executive may revoke this General Release.  If Executive wishes to revoke this General Release in its entirety, he must make a revocation in writing which must be delivered by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to the General Counsel of 3D Systems at 333 Three D Systems Circle, Rock Hill, SC 29730, otherwise the revocation will not be effective.  If Executive timely revokes this General  Release,  Employer  shall  retain  payments  and  benefits  otherwise  payable to Executive under the Agreement.

i)        Access to Independent Legal Counsel; Knowing and Voluntary Execution: EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS GENERAL RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT, IF DESIRED, HIS LEGAL COUNSEL HAS REVIEWED THIS GENERAL RELEASE, THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS GENERAL RELEASE AND THAT EXECUTIVE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO.  EXECUTIVE HAS CAREFULLY READ THIS GENERAL RELEASE AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, Executive has executed this General Release on the date set forth below.

Signature of David Styka

Date:

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 EXHIBIT 10.2

Execution Version

EXHIBIT B

TO

SEVERANCE AGREEMENT

AGREED NON-COMPETITION RESTRICTIONS NEGOTIATED AND CONSENTED TO IN CONSIDERATION FOR SEVERANCE AGREEMENT

NON-COMPETE AND NON-SOLICITATION AGREEMENT

This NON-COMPETe and non-solicitation Agreement (this “Agreement”) is made and entered into as of May 14, 2015 (the “Effective Date”) by and between 3D Systems, Inc., a California corporation (“3D SYSTEMS”), and David Styka, a resident of North Carolina (“STYKA”).

WHEREAS, STYKA acknowledges that the promises and restrictive covenants that STYKA is providing in this Agreement are reasonable and necessary to the protection of 3D SYSTEMS’ legitimate business interests in hiring STYKA in the position of Chief Operating Officer;

WHEREAS, STYKA acknowledges that, in connection with his employment by 3DSYSTEMS, he will be receiving substantial monetary and other benefits, which benefits constitute adequate consideration for the covenants in this Agreement; and

WHEREAS, STYKA understands and acknowledges that as a material inducement for, and a material condition to, 3D SYSTEMS’ decision to promote STYKA to the position of Chief Financial Officer (“CFO”), STYKA is entering into this Agreement and agrees and approves the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Recitals; Capitalized Terms.

(a)        The recitals set forth above are true and correct and are made a substantive part of this Agreement.

2.        Non-Compete; Non-Solicitation.

(a)        Except as provided in Section 2(f) below, in furtherance of the consideration being paid by 3D SYSTEMS in connection with STYKA’s employment, STYKA agrees that, during the period beginning on the Effective Date and ending on the third (3rd) anniversary of the termination of STYKA’s employment with 3D SYSTEMS (such period, the “Restricted Period”), STYKA shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult, render services, organize, plan to organize, or in any manner engage, or make any preparation to engage, in any activity or enterprise providing 3D content-to-print solutions including 3D printers, print materials, on-demand custom parts services and 3D authoring solutions for professionals and consumers (the “Business of 3D Systems”) anywhere in the United States.  STYKA acknowledges and agrees that the length of the non-compete and non-solicitation periods are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect 3D SYSTEMS’ legitimate business interest.  Each of 3D SYSTEMS and STYKA intend that the covenants of Section 2(a) and Section 2(c) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, and one for each month of the time periods covered by such covenants.

(b)        Except as permitted by Section 2(f) below, STYKA agrees that STYKA shall not, whether directly or indirectly, during the Restricted Period do any of the following:  (i) solicit the employment of or hire any current employee of 3D SYSTEMS (or any employee who was employed by 3D SYSTEMS for any type of employment within the eighteen (18) month period prior to the Effective Date) without the prior written consent of 3D SYSTEMS (at its sole discretion), provided,  however, that nothing herein shall prohibit STYKA from making general solicitation advertisements that are not targeted at such employees; (ii) call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of 3D SYSTEMS with respect to products, software or services related to the Business of 3D Systems in order to influence or induce or attempt to influence or induce such person to decrease or cease doing business with 3D SYSTEMS, or in any way otherwise interfere with the business relations of 3D SYSTEMS; (iii) make any statement or do any act intended to cause existing or potential customers of 3D SYSTEMS to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of 3D SYSTEMS to leave his or her employ or in any way interfere with the relationship between 3D SYSTEMS and its employees.

(c)        If, during the enforcement of any or all of the covenants and provisions set forth in this Section 2, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by Law.

(d)        STYKA agrees that in the event a court of competent jurisdiction declares that there has been a breach by STYKA of this Section 2, the term of any such covenant so breached shall be automatically extended for the period of time of the violation from the date on which such breach ceases or from the date of the entry by a court of competent jurisdiction of a final non-appealable order enforcing such covenant, whichever is later.

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(e)        Notwithstanding the terms of this Section 2, STYKA shall not be prohibited from (i) being a beneficial owner of not more than five percent (5%) of the outstanding stock of any class of person which is publicly traded and which enterprise is competitive with the Business of 3D Systems, so long as STYKA has no active participation in the business of such person or (ii) serving as a director or advisor to any non-profit organization or governmental entity.

(f)        Each of the parties considers the provisions of Section 2 and Section 3 to be fair and reasonable in order to protect their respective legitimate business interests.

(g)        STYKA acknowledges and agrees that 3D SYSTEMS and its direct and indirect subsidiaries are expressly intended to be third-party beneficiaries of the provisions of this Agreement and that any assignees of 3D SYSTEMS that are permitted by this Agreement are authorized to enforce the provisions of this Agreement.

3.        Confidentiality.  After the Effective Date, STYKA will treat and hold as such all confidential information (as such term is defined in the parties’ Severance Agreement) concerning 3D SYSTEMS and refrain from disclosing or using any of such confidential information.  STYKA further agrees to cooperate with 3D SYSTEMS in opposing any effort by any person or entity to obtain 3D SYSTEMS confidential information from STYKA without his permission until a court of competent jurisdiction has ruled on 3D SYSTEMS’ and your joint objections.  Nothing herein shall require STYKA to disobey a final court order or other final enforceable order to disclose information, and nothing herein should be interpreted to prohibit the good faith reporting of violations of law or regulations to any governmental agency or entity or otherwise cooperating in a governmental investigation.

4.        Injunctive Relief; Remedies.

(a)        If STYKA breaches or threatens to commit a breach of any of the restrictive covenants set forth in this Agreement, then 3D SYSTEMS shall have the following rights and remedies against STYKA which are in addition to, and not in lieu of, any other rights and remedies otherwise available to 3D SYSTEMS at Law or in equity for STYKA’s actions:

(i)        the right and remedy to have the restrictive covenants in this Agreement specifically enforced against STYKA, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by STYKA that any breach or threatened breach by STYKA of Section 2 or Section 3 would cause irreparable injury to 3D SYSTEMS and that money damages would not provide an adequate remedy to 3D SYSTEMS;

(ii)        the right and remedy to require STYKA to account for and pay over to 3D SYSTEMS any monies and benefits derived or received directly or indirectly, from any transaction constituting a breach of Section 2 or Section 3; and

(iii)        the right and remedy to collect from STYKA, if 3D SYSTEMS is the prevailing party, any costs and fees of 3D SYSTEMS incurred in enforcing Section 2 or Section 3, including reasonable attorneys’ fees.

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(b)        STYKA further agrees that no bond or other security shall be required in obtaining specific enforcement.

(c)        STYKA shall be entitled to collect from 3D SYSTEMS his costs and fees, including reasonable attorneys’ fees, if he is the prevailing party in any action brought by 3D SYSTEMS with respect to an alleged breach of Section 2 or Section 3.

5.        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties hereto under this Agreement.

6.        Indemnification.  STYKA and 3D SYSTEMS each hereby agree to indemnify the other party hereto and to hold the other party hereto harmless from and against any and all claims, losses, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees) that the other party hereto may incur in connection with, by reason of, or related to the breach by the indemnifying party of any of the indemnifying party’s undertakings, obligations or covenants contained in this Agreement.

7.        Governing Law.

(a)        This Agreement shall be governed by and construed in accordance with the internal laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of Law of any jurisdiction other than those of the State of South Carolina.

(b)        Each of the parties hereto, in respect of itself and its properties, (i) irrevocably submits to the personal jurisdiction of any South Carolina federal or state court, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in respect of any suit, action or proceeding arising out of or relating to this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, and (iii) waives any defense of inconvenient forum to the maintenance of the suit, action or proceeding so brought.

8.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

9.        Waiver of Breach.  The failure in any one or more instances of a party hereto to insist upon performance of any of the covenants or other terms of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the covenants or other terms of this Agreement, shall not be construed as a subsequent waiver of any such covenants or other terms, rights or privileges, but the same shall continue and remain in

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full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.        STYKA’s Opportunity to Consult with Attorney.  3D SYSTEMS hereby advises STYKA to consult with an attorney prior to signing this Agreement, and STYKA acknowledges that he has had a full opportunity to consult with an attorney of his choosing prior to signing this Agreement.

11.        Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

12.        Assignment.  This Agreement and the respective rights and obligations hereunder of each party hereto may not be assigned, by operation of Law or otherwise, without the prior written consent of the other party hereto any attempt to do so shall be null and void; provided, however, that 3D SYSTEMS may, without the prior written consent of STYKA, assign all or any portion of its rights under this Agreement to one or more of 3D SYSTEMS’ direct or indirect subsidiaries.

13.        Headings.  Headings are given to the sections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provisions thereof.

14.        Notices.  All notices required in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by receipted overnight courier or (iii) mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as STYKA or 3D SYSTEMS may designate from time to time in writing:

] ] ] ] ]
If to STYKA: David Styka 205 Rosedale Lane Matthews, NC 28105 with a copy to (which shall not constitute notice): [] [] [] [] Facsimile No.: []	If to 3D SYSTEMS: c/o 3D Systems, Inc. 333 Three D Systems Circle Rock Hill, South Carolina 29730 Attention: Executive Vice President, Chief Legal Officer Facsimile No.: (803) 326-4796

15.        Miscellaneous.

(a)        This Agreement shall inure to the benefit and be binding upon STYKA, and his heirs and personal representatives, and 3D SYSTEMS, and its successors and assigns.

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(b)        This Agreement sets forth the entire agreement between the parties hereto regarding the subject matter hereof and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

(c)        STYKA’s obligations under this Agreement shall constitute covenants that are independent from any obligations that may (if any) in the future be owing to STYKA by 3D SYSTEMS, and thus shall be enforceable by 3D SYSTEMS notwithstanding any breach or alleged breach by 3D SYSTEMS of any obligation (if any) to STYKA.

(d)        This Agreement shall be interpreted according to the fair and common meaning of its terms and shall not be construed in favor of, or against, either of the parties hereto by reason of the extent to which this Agreement or any such provision hereof (i) is inconsistent with any prior draft hereof or (ii) was drafted by on party or the other to this Agreement.

16.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement.  The delivery of copies of this Agreement by electronic transmission will constitute effective execution and delivery of this Agreement for all purposes.  Signatures transmitted electronically will constitute original signatures for all purposes.

[Remainder of page left intentionally blank.]

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WITNESS, the following signatures.

3D SYSTEMS, INC.

By:

Title:

Date:

DAVID STYKA

Date:

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